Exhibit (a)(1)

PLUG POWER INC.

OFFER TO EXCHANGE OPTIONS UNDER THE PLUG POWER INC.

1999 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

AND THE PLUG POWER, L.L.C. SECOND AMENDMENT AND

RESTATEMENT OF THE MEMBERSHIP OPTION PLAN, AS AMENDED

THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON JUNE 20, 2003, UNLESS PLUG POWER INC. EXTENDS THE OFFER

In this Offer to Exchange (this “Offer to Exchange”), subject to the terms and conditions described herein, we are offering to eligible option holders (defined below) to exchange all outstanding stock options to purchase shares of our common stock granted under the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended (the “1999 Option Plan”) and the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended (collectively the “Option Plans”), which have an exercise price greater than $8.53 per share of our common stock, for shares of our restricted common stock.

You are an option holder eligible to participate in this Offer to Exchange (referred to as an “eligible option holder”) if (1) you are a part-time or full-time employee of Plug Power who is paid through the U.S. payroll; (2) you are employed by Plug Power on the date of this Offer to Exchange and remain employed as of the date the tendered options are accepted for exchange and the date the shares of our restricted stock are granted; and (3) you hold one or more options to purchase Plug Power common stock granted under the Option Plans which have an exercise price greater than $8.53 per share of our common stock.

You are not eligible to participate in this Offer to Exchange if (1) you are paid through payroll outside the U.S.; (2) you are a member of our Board of Directors; (3) you are a consultant or contractor or (4) you are otherwise not an eligible option holder as described above.

The number of shares of our restricted stock to be granted to each eligible option holder who validly tenders options will be equal to one-third of the number of shares of our common stock underlying the options validly tendered by such option holder and accepted for exchange (rounded down to the nearest whole share); provided that each eligible option holder who exchanges all of his or her eligible options will receive a minimum of 500 shares of restricted stock. For example, if an eligible option holder holds a total of one option to purchase 100 shares of our common stock and another option to purchase 200 shares of our common stock, and such option holder tenders all of his or her options, the option holder will receive 500 shares of our restricted stock. Options granted to anyone other than an eligible option holder or under another plan may not be tendered in the Offer (defined below) and are not affected by the Offer.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Election Form (the “Election Form,” which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the “Offer”). Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that promptly following the expiration of the Offer we will accept all properly tendered options that are not validly withdrawn.

The shares of restricted stock you receive in the exchange will vest in three equal installments as follows: (1) one-third of the shares of restricted stock will vest 21 months after the grant date; (2) one-third of the shares of restricted stock will vest 24 months after the grant date and (3) one-third of the shares of restricted stock will vest 27 months after the grant date. The vesting schedule with respect to a particular restricted stock award will

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be set forth in the individual restricted stock agreement relating to that award. By tendering options you face the risk that the vesting period of the shares of restricted stock received in the exchange may be more than the remaining vesting period of the exchanged options. Until it vests, the restricted stock will be maintained as restricted stock in a book entry account in your name in the custody of our transfer agent, and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement. Under U.S. federal tax laws, if you do not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. If you make an election under Section 83(b) of the Internal Revenue Code, you will recognize taxable income for all of the shares of restricted stock on the date of grant.

As of May 20, 2003, if all eligible option holders exchange their options for shares of restricted stock, we would issue approximately 676,623 shares of restricted stock with a fair market value of $5.12 per share, based on the Plug Power common stock price on May 20, 2003. This will represent approximately 1.1 % of the total shares of common stock outstanding following the exchange.

You may not tender any options if you are not currently an employee of Plug Power. In order to receive shares of restricted stock in the Offer, you must remain an employee of Plug Power from the date when you tender your options through the date when we grant the shares of restricted stock. If you tender your options and, for any reason, your employment with us is terminated before the expiration of the Offer, you may withdraw your tendered options before such expiration by following the procedures described in Section 5 of this Offer to Exchange. If your employment with us terminates and you do not withdraw your tendered options on a timely basis, or if you withdraw your tender but do not exercise your options prior to their expiration date, then you will forfeit those options.

The Offer is not conditioned upon any minimum number of options being tendered by eligible option holders, but is subject to those conditions that we describe in Section 7 of this Offer to Exchange. If you choose to tender an option grant in the Offer, however, you must tender for the full number of shares of common stock subject to that individual option grant on or before the expiration of the Offer, currently scheduled for June 20, 2003. If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price and other terms.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “PLUG.” On May 20, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $5.12 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

You should direct questions about the Offer or requests for assistance to Ana-Maria Galeano, our General Counsel, or David Neumann, our Chief Financial Officer, at (518) 782-7700. However, he or she will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Offer. You should consult your personal advisors if you have any questions about your own financial or tax situation. You should direct requests for additional copies of the Offer to Exchange or the Election Form to Georgiana Gierisch at (518) 782-7700.

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions and mail, fax or hand deliver it to Georgiana Gierisch so that it is received on or before 5:00 p.m., Eastern Time, on June 20, 2003. If you do not wish to tender your options for exchange, please also complete and sign the Election Form indicating your intent not to participate in the Offer and deliver the Election Form as described therein.

We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any action necessary for us to make the Offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. Unless we indicate otherwise, we have not authorized anyone to give you any information or to make any representation in connection with the Offer, other than the information and representations contained in this document or in the related Election Form. Unless we indicate otherwise, if anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

A “Summary Term Sheet” describing the principal terms of the Offer appears on pages 1 through 8, following the Table of Contents. You should read this entire document and the related Election Form carefully before deciding whether or not to exchange your options.

The date of this Offer to Exchange is May 22, 2003.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Election Form. We have included references to the appropriate section(s) in the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.	Questions and Answers About the Offer

Q1.	Why Are We Making the Offer?

We have granted options under the Option Plans to further our growth and development by providing, through ownership of our common stock, incentives to employees to increase their interest in Plug Power’s welfare, to encourage them to continue their services to us and to attract individuals of outstanding ability to enter into our employment or service. However, because of a decrease in the fair market value of our shares of common stock since the date of issuance of a large majority of the options granted to employees, certain employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock and, therefore, do not provide the intended performance incentives. We are making the Offer in order to provide these option holders who are currently providing services to us, with the benefit of owning shares of restricted common stock that over time may have a greater potential to deliver value to the holder. We believe that this will create better performance incentives and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (See Section 3.)

Q2.	Who is Eligible to Participate in the Offer?

You are an eligible option holder if (1) you are a part-time or full-time employee of Plug Power who is paid through the U.S. payroll; (2) you are employed by Plug Power on the date of this Offer to Exchange and remain employed as of the date the tendered options are accepted for exchange and the date the shares of our restricted stock are granted; and (3) you hold one or more options to purchase Plug Power common stock granted under the Option Plans which have an exercise price greater than $8.53 per share of our common stock.

You are not eligible to participate in the Offer if (1) you are paid through payroll outside the U.S.; (2) you are a member of our Board of Directors; (3) you are a consultant or contractor or (4) you are otherwise not an eligible option holder as described above.

Options granted to anyone other than an eligible option holder or under another plan may not be tendered in the Offer and are not affected by the Offer. We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. (See Section 1.)

Q3.	If I Meet the Eligibility Requirements, but I’m on an Approved Leave of Absence During the Election Period, Can I Still Participate?

Yes. If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, we will provide you documents relating to the Offer, including, among other things, an Election Form. (See Section 1.)

Q4.	What Securities Are We Offering to Exchange?

Upon the terms and subject to the conditions of the Offer, we are offering to exchange all outstanding stock options to purchase shares of our common stock granted to eligible option holders (defined above) under the Option Plans, which have an exercise price greater than $8.53 per share of our common stock, for shares of our restricted stock. (See Section 2.)

Q5.	How Many Shares of Restricted Stock Will I Receive in Exchange for My Tendered Options?

The number of shares of restricted stock to be granted to each eligible option holder who validly tenders options will be equal to one-third of the number of shares of our common stock underlying the options validly tendered by such option holder and accepted for exchange (rounded down to the nearest whole share); provided, that each option holder who exchanges all of his or her eligible options will receive a minimum of 500 shares of restricted stock. For example, if an eligible option holder holds a total of one option to purchase 100 shares of our common stock and another option to purchase 200 shares of our common stock, and such option holder tenders all of his or her options, the option holder will receive 500 shares of our restricted stock. The shares of restricted stock you receive in the exchange will be granted under the 1999 Option Plan and will be subject to the terms and conditions of the 1999 Option Plan and a restricted stock agreement, in substantially the form attached to this Offer to Exchange as Annex A, that we will send to you as promptly as practicable after the grant date. (See Section 2.)

Q6.	If I Choose to Tender My Options for Exchange, Do I Have to Tender All My Options?

No, you will not be required to tender all of your eligible options to participate in the Offer. If you chose to tender any of your eligible options, you must tender the full number of shares subject to any single option grant. For example, if you hold an option to purchase 1,000 shares of our common stock and another option to purchase 500 shares of our common stock, then you may tender neither, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option grant. In other words, in this example, you could not tender only 750 shares of your 1,000-share option. (See Section 2.)

Q7.	Can I Tender Options That I Have Already Exercised?

No, the Offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an eligible option in part, then the remaining outstanding (i.e., the unexercised) portion of that option is subject to the Offer and may be tendered for exchange.

Q8.	Can I Tender Unvested Options?

Yes, you may tender any of your eligible and unexercised options, whether or not they are vested. Restricted stock that you receive in exchange for your tendered options will vest as explained in the question on Page 6 that asks, “When Will the New Shares of Restricted Stock Vest?”

Q9.	Will I be Required to Pay Cash for the Shares of Restricted Stock That I Receive in the Exchange?

No, you will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon the vesting of shares of restricted stock or if you make an election under Section 83(b) of the Internal Revenue Code that will require us to satisfy tax-withholding liabilities, and may require you to pay us cash upon vesting, or upon making an election under Section 83(b) of the Internal Revenue Code. (See Section 14.)

Q10.	Will I Receive any Fractional Shares of Restricted Stock?

No, we will not issue any fractional shares of restricted stock. If the total number of shares of common stock underlying the options you exchange is not divisible by three, the number of shares of restricted stock received in the exchange will be rounded down to the nearest whole share. (See Section 2.)

Q11.	Will I Receive Any Cash Payment for My Options?

No, we will issue to you only shares of restricted stock in exchange for whole shares covered by the options we accept for exchange. By electing to exchange your eligible options, you agree to the elimination of any fractional share interest covered by such options, without any additional payment for that fractional interest.

Q12.	What Happens If I Choose Not to Tender My Options or If I Tender My Options But They Are Not Accepted for Exchange?

If you choose not to tender your options or if your options are not accepted for exchange, then your options will remain outstanding and you will not receive any shares of restricted stock in the exchange. Your options will retain their current exercise price and other terms. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

Q13.	Are There Any Conditions to the Offer?

The Offer is not conditioned upon any minimum number of options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These conditions and events are described in Section 7 of this Offer to Exchange.

Q14.	When Will I Receive My New Shares of Restricted Stock?

If the conditions to this Offer are satisfied, subject to our right to reject any or all tenders of options as described in this Offer to Exchange, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this Offer. Your shares of restricted stock will be held in custody for you. As promptly as practicable after the grant date, we will send you a restricted stock agreement, in substantially the form of Annex A to this Offer to Exchange, showing the number of whole shares of restricted common stock you received in exchange for eligible options you properly tendered and we accepted for exchange.

Q15.	Is This a Repricing?

No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a one-for-three basis for the shares of common stock subject to eligible options that you exchange in the Offer.

Q16.	Why Don’t We Simply Reprice the Current Options?

“Repricing” existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for increases in the price of our common stock subject to outstanding repriced options until the repriced options are exercised, canceled or expired. This could have an unfavorable impact on our earnings.

Q17.	Why Can’t I Just Be Granted Additional Options?

Because of the large number of currently outstanding options that have an exercise price higher than the current market price of our common stock, a total re-grant of new options could have a severe negative impact on outstanding shares and earnings per share. Additionally, we have a limited pool of options that are authorized and reserved for issuance under the Option Plans, and therefore our current reserves must be conserved for new hires and ongoing grants. Finally, issuing additional options may fail to properly incentivize employees if the new exercise price exceeds the trading price of our common stock in the future. In contrast, the shares of restricted stock received in the exchange would retain value even if the trading price of our common stock declined after the date of the exchange.

Q18.	When Will I Be Eligible to Receive Other Option Grants?

If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months following the date when we cancel your tendered options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to any options granted during that six-month period. In addition, if we accept any options in the Offer, we do not intend to grant any additional options to existing option holders (whether or not such option holders participate in the Offer) during the six months following the date of cancellation of tendered options.

Q19.	What Happens If After I Tender My Options, I Cease to be an Employee of Plug Power?

If you tender your options, then to receive a grant of new shares of restricted stock in the Offer, you must remain an employee of Plug Power through the date when we grant the new shares of restricted stock.

If you tender your options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered options before such expiration by following the procedures in Section 5 of this Offer to Exchange. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options prior to their expiration date, then you will forfeit those options.

Participation in the Offer does not confer upon you the right to remain in the employment or other service of Plug Power. (See Section 1.)

Q20.	What Are the Tax Consequences to Me If I Exchange My Eligible Options in the Offer?

The discussion regarding taxes in Questions 20 through 22 of this Offer to Exchange is intended only as a summary of the general U.S. federal income tax laws that may apply with respect to the Offer to Exchange. The federal, state and local tax consequences to any particular individual will depend upon his or her individual circumstances. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the Offer and of choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section 14.)

The U.S. federal income tax consequences of exchanging your eligible options in the Offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code:

•	If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the Offer, evidenced by your signature and return of the Election Form, will constitute your agreement to pay the applicable withholding tax obligation to us on each vesting date.

•	If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize ordinary income in an amount equal to the fair market value of all shares covered by your Section 83(b) election on the day you receive the restricted stock award, and you will be required to pay us an amount in cash equal to the withholding tax obligation at the time you make such an election.

The required rate of payroll tax withholding for 2003 would include: (i) a U.S. federal income tax rate of 27%; (ii) a FICA tax rate, which is dependent on the level of salary paid through the date the shares become taxable, with a minimum rate of 1.45% and a maximum of 7.65%; and (iii) the required state income tax rate for your applicable state of employment (for example, the rate for New York State is 7.35%). Your actual tax liability may be more or less than the amount withheld depending on your personal circumstances.

Q21.	What Are the Tax Consequences to Plug Power of This Offer?

Due to Plug Power’s current net operating losses, this Offer should have no material tax impact on Plug Power.

Q22.	How Will Withholding Taxes be Handled When My Restricted Stock Vests or a Section 83(b) Election is Made?

At the time you recognize ordinary income, upon vesting of your restricted stock award, we will have a withholding tax obligation, similar to the obligation that arises when we pay your salary or a bonus. In order to satisfy this withholding tax obligation, unless we approve other arrangements, you must either (i) deliver to us a check or money order in the amount of the required withholding amount on each vesting date or (ii) authorize us to sell that number of your shares of restricted stock sufficient to satisfy the required withholding amount on each vesting date. The ordinary income recognized and withholding taxes paid will be included on your year-end W-2.

If you make an election at the time your restricted stock is granted under Section 83(b) of the Internal Revenue Code, you must pay to us a check or money order in the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment. In the event of any shortfall, we may withhold the remaining required taxes from payments of any other compensation that you are owed by Plug Power, including your salary or bonus. This ordinary income recognized and withholding taxes paid will be included on your year-end W-2. (See Section 14.)

Q23.	What Are the Accounting Consequences to Plug Power of Making This Offer?

Plug Power will record a non-cash compensation expense as the restricted stock vests, based upon the restricted stock’s value on the date of grant. The shares of restricted stock issued in the exchange will not be treated as variable awards for financial accounting purposes. As a result of this Offer, all options that are eligible to be tendered but that are not tendered or accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of Plug Power’s common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of Plug Power’s common stock in Plug Power’s statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this Offer and accepted will retain their original terms, which is generally ten (10) years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment. (See Section 12.)

Q24.	Will This Exchange Result in Dilution to Existing Stockholders?

The exchange of eligible options for shares of restricted stock will be immediately dilutive to our current stockholders.

Q25.	Apart from Receiving a Grant of Restricted Stock, What Are the Consequences of Participating in the Offer?

By electing to exchange your eligible options for shares of restricted stock, among other things set forth in the Election Form, you will also:

•	accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock agreement included as Annex A to this Offer to Exchange; and

•	acknowledge that your outstanding option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void, and irrevocably release all your rights thereunder.

2.	Questions and Answers about the Restricted Stock

Q26.	What is Restricted Stock?

When you receive “restricted stock” you become a holder of shares of Plug Power common stock. These shares are “restricted” because they are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares “vest.” The forfeiture and transfer restrictions will be set forth in a restricted stock agreement, a form of which is attached to this Offer to Exchange as Annex A. Once shares of restricted stock have vested, regardless of whether your employment with Plug Power subsequently terminates, those shares will be yours to hold, transfer or sell, as you desire, subject to applicable securities laws and payment of withholding taxes. In contrast, a stock option, when vested, gives the option holder a contractual right (subject to the terms and conditions of the option plan and option agreement) to purchase shares of common stock at a certain price for a specified period. (See Section 9.)

Q27.	When Will the New Shares of Restricted Stock Vest?

The new shares of restricted stock you receive in the exchange will vest in three equal installments as follows: (1) one-third of the shares of restricted stock will vest 21 months after the grant date; (2) one-third of the shares of restricted stock will vest 24 months after the grant date; and (3) one-third of the shares of restricted stock will vest 27 months after the grant date. The vesting schedule with respect to a particular restricted stock award will be set forth in the individual restricted stock agreement relating to that award.

Q28.	Under What Circumstances Will I Forfeit the Restricted Stock I Receive in the Exchange?

Prior to vesting, your shares of restricted stock will be forfeited completely if you leave Plug Power for any or no reason, including voluntary resignation or termination of your employment by us with or without cause, other than by reason of your death or disability (as defined in the applicable restricted stock agreement). Whatever shares vest while you remain a Plug Power employee are yours to keep even after you leave Plug Power. Your restricted stock agreement will contain the particular provisions regarding forfeiture of your shares of restricted stock. (See Section 9.)

Q29.	What Are the Other Restrictions on the Shares of Restricted Stock?

The restrictions on the shares of restricted stock you receive in this exchange will be set forth in your restricted stock agreement and the 1999 Option Plan. Restricted stock generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the restricted stock vests. Once the shares of restricted stock have vested, the restrictions on such restricted stock will lapse. (See Section 9.)

Q30.	What Effect Will a Change in Control of Plug Power Have on the Restricted Stock I Receive in This Exchange?

In the event of a “change of control” as defined in the 1999 Option Plan and the applicable restricted stock agreement, the shares of restricted stock will become fully vested and nonforfeitable. (See Section 9.)

Q31.	Will I Receive a Stock Certificate Representing the Shares of Restricted Stock?

No. Your award of shares of restricted stock will be evidenced by the restricted stock agreement, and you will not receive a stock certificate for the shares of restricted stock. Until the shares of restricted stock vest, it will be maintained as restricted stock in a book entry account in your name in the custody of our transfer agent. Generally, as the shares vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to your payment of applicable withholding taxes.

Q32.	Will I Need to Countersign and Return a Restricted Stock Agreement?

No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock agreement attached as Annex A to this Offer to Exchange, as well as all the other terms and conditions of this Offer. Once you receive the restricted stock agreement, you may retain it for your files, but you will not need to countersign it.

Q33.	Will the Restricted Stock Ever Expire?

Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q34.	Am I Entitled to Exercise any Rights of Ownership of Shares of Restricted Stock While the Stock is Subject to Restrictions?

Once the shares of restricted stock are granted, you will be treated as a stockholder. This will entitle you to voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions of your shares of restricted stock) with respect to all shares of restricted stock, whether vested or unvested. Plug Power will deliver to you, by mail or otherwise, all notices of meetings, proxies and other materials distributed to all of our stockholders. (See Section 9.)

Q35.	What is the Source of the Common Stock That Will be Used to Exchange for My Options?

The shares of restricted stock offered to option holders will be issued under the 1999 Option Plan and will be drawn from the pool of common stock currently authorized for issuance under the 1999 Option Plan. All options returned to us in the Offer will be cancelled and those shares will be returned to the 1999 Option Plan, thereby providing additional stock for future awards under the 1999 Option Plan. (See Section 9.)

Q36.	When Can I Sell My Shares of Restricted Stock?

If and when your shares of restricted stock vest, they will be released to you as unrestricted shares that may be sold, subject to your payment of applicable withholding taxes and any applicable securities laws.

3.	Questions and Answers About the Procedures for Electing to Exchange

Q37.	How Long Do I Have to Decide Whether to Tender Options in the Offer? Can the Offer Be Extended, and If So, How Will I Be Notified If it is Extended?

We must receive your election to tender your Options on or before 5:00 p.m., Eastern Time, on June 20, 2003. Any elections to tender options received by us after 5:00 p.m., Eastern Time, on June 20, 2003 will not be accepted. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. If we extend the Offer, we may delay the acceptance of any options that have been tendered (and the date on which the new shares of restricted stock will be granted would also be delayed) subject to applicable securities laws. In addition, if we extend the Offer, you may withdraw the tender of your options before the Offer expires. (See Section 15.)

Q38.	How Do I Tender My Options?

If you choose to participate in the Offer, you must complete, sign and return your Election Form and deliver it in accordance with the instructions in the Election Form, so that we receive it by 5:00 p.m., Eastern Time, on June 20, 2003, unless the Offer is extended. We can reject any Election Forms received after this deadline.

Your election will be effective only if RECEIVED by Plug Power by that deadline. The method of delivery of all documents, including the Election Form, is at your election and risk. To ensure timely delivery, we recommend that you send your completed Election Form by certified or registered mail, return receipt requested, well in advance of the expiration date to the address set forth in the Election Form. Alternatively, you may send your Election Form by fax to the facsimile number set forth in the Election Form. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail acknowledging our receipt of your Election Form; however, we have no obligation to provide such notification. It is your responsibility to ensure that we have received your Election Form. If you have questions about delivery, you may contact Georgiana Gierisch at (518) 782-7700. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

If we extend the Offer beyond June 20, 2003, then you must sign and deliver the Election Form so that we receive it before the extended expiration of the Offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form so that we receive it before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 4.)

Q39.	During What Period of Time May I Withdraw Previously Tendered Options?

You may withdraw your tendered options at any time (i) before the Offer expires at 5:00 p.m., Eastern Time, on June 20, 2003; (ii) if the Offer is extended by us beyond the expiration date, before the extended expiration of the Offer or (iii) if we have not accepted or rejected your tendered options for exchange by Friday, July 18, 2003, at any time after such date, until they are accepted and cancelled. To withdraw tendered options, you must deliver to us, a Notice of Withdrawal of Tender, at the address or facsimile number in such document, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender, prior to the expiration date, eligible options only by again following the proper delivery procedures described in this Offer to Exchange. (See Section 5.)

Q40.	Do I Have to Return an Election Form If I Do Not Want to Exchange My Eligible Options?

If you do not sign and deliver the Election Form so that we receive it before the Offer expires, it will have the same effect as if you rejected the Offer. Nonetheless, we are requesting that optionholders who do not desire to tender their eligible options in the Offer so indicate on the Election Form and return it in accordance with its instructions. (See Section 4.)

Q41.	What Does Our Board of Directors Think of the Offer?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors.

Q42.	What Else Should I Know About This Offer to Exchange?

Your decision of whether to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, those described below under the heading “Certain Risks of Participating in the Offer” and in Section 18.

We may update this Offer to Exchange in the future by furnishing to participants an appendix, memorandum, supplement, notice or replacement page containing updated information. We generally will not send you a new Offer to Exchange, except upon request. Accordingly, you should keep this Offer to Exchange for future reference.

You should rely on the information incorporated by reference and provided in this Offer to Exchange and any supplement to this Offer to Exchange. Unless we indicate otherwise, we have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the Offer is not permitted. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date of such document.

Q43.	Who Can I Talk to If I Have Questions About the Offer?

For additional information or assistance, you should contact Ana-Maria Galeano, our General Counsel, or David Neumann, our Chief Financial Officer, at (518) 782-7700. However, he or she will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Offer. You should consult your personal advisors if you have questions about your own financial or tax situation.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading “Factors Affecting Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, highlight the significant risks of participating in the Offer. Eligible option holders should carefully consider these risks and are encouraged to speak with their own legal, investment and/or tax advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the related Election Form, the accompanying Notice of Withdrawal of Tender, our entire Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 before deciding whether to participate in the Offer.

You may lose the potential benefit of any vested options that you tender for exchange in this Offer.

If you elect to tender your eligible options, you will receive restricted stock with a new vesting schedule that may be longer than the remaining vesting period of some or all of your eligible options and, therefore, you may lose the benefit of vesting that has already occurred with respect to your eligible options. You will generally forfeit any portion of the restricted stock you receive in this Offer that is not vested if you leave Plug Power for any or no reason, including voluntary resignation or termination of your employment by us with or without cause, other than by reason of your death or disability (as defined in the applicable restricted stock agreement). In such case, your unvested restricted stock will expire and will not continue to vest.

You may benefit from an increase in the trading price of our common stock to a lesser extent if you tender your options in this Offer.

If the trading price of our common stock increases after this Offer, of which we can give you no assurance whatsoever, you may benefit to a lesser extent if you tender your options. You are eligible to receive one share of restricted stock for every three shares of common stock underlying the options validly tendered by you and accepted for exchange (rounded down to the nearest whole share); provided that each option holder who exchanges all of his or her options shall receive a minimum of 500 shares of restricted stock. If the trading price of our common stock increases above the exercise price of your tendered options, because of the three to one ratio of shares of common stock underlying your options to shares of restricted stock, you may benefit more from holding your options. We advise you to consult your financial advisor regarding the potential benefits of holding your options at different trading prices of our common stock.

You may incur tax liability in connection with receiving your restricted stock but never recognize any benefit from your restricted stock, or incur tax liability in excess of the amount you receive upon sale of your restricted stock.

If you do not make an election under Section 83(b) of the Internal Revenue Code, upon the vesting of your restricted stock, you will be required to recognize income in an amount equal to the fair market value of the restricted stock that vests, determined on such vesting date. If the trading price of our common stock decreases after the vesting date and your shares of restricted stock are subsequently sold, you may receive an amount from the sale of your restricted stock that is less than your tax liability.

If you make a Section 83(b) election, you will be required to recognize taxable income at the time you receive your restricted stock in an amount equal to the fair market value of the restricted stock you receive at the time of grant. If you make a Section 83(b) election and subsequently forfeit your shares of restricted stock, you will receive nothing from the forfeiture of your restricted stock to offset your tax liability. Also, if the trading price of our common stock decreases after you receive your restricted stock, and your restricted stock subsequently vests, you may receive an amount from the sale of your restricted stock that is less than your tax liability.

The Offer will cause a dilution to our earnings per share with respect to our common stock.

The issuance of shares of restricted stock in the Offer will result in a charge to our earnings in the form of a non-cash compensation expense as the restricted stock vests and based on the fair market value of the restricted stock on the day of the grant. As a result of this stock compensation charge, the issuance of shares of restricted stock pursuant to the Offer will cause a dilution to earnings per share, which will be recognized over a 27 month vesting period. The dilution to earnings per share as a result of the stock compensation charge would be approximately $0.06 per share (based on outstanding shares of 60,075,536 as of May 20, 2003 assuming all eligible option holders exchange their options for shares of restricted stock with a fair value of $5.12 per share (based on the closing price of Plug Power common stock on May 20, 2003).

The shares of restricted stock of you receive will vest as follows: (1) one-third of the shares of restricted stock will vest 21 months after the grant date; (2) one-third of the shares of restricted stock will vest 24 months after the grant date and (3) one-third of the shares of restricted stock will vest 27 months after the grant date. The vesting schedule with respect to a particular restricted stock award will be set forth in the individual restricted stock agreement relating to that award. Under Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” non-vested restricted stock that vests solely upon continued service is excluded from basic earnings per share, but reflected in diluted earnings per share by application of the treasury stock method. In consideration of the significant losses from continuing operations in our historical results, the effect would be anti-dilutive to the presentation of diluted earnings per share.

The Offer may have a potential negative effect on our stock price.

The issuance of restricted stock pursuant to the Offer will result in a charge to our earnings in the form of a compensation expense and cause a dilution to earnings per share (as described above). These effects may be viewed negatively by the market, and therefore, could have a negative effect on the price of our common stock.

For a description of risks related to our business, please see Section 18 of this Offer to Exchange.

THE OFFER

1.    Eligibility.

You are an eligible option holder if:

(1)	you are a part-time or full-time employee of Plug Power who is paid through the U.S. payroll;

(2)	you are employed by Plug Power on the date of this Offer to Exchange and remain employed as of the date the tendered options are accepted for exchange and the date the shares of our restricted stock are granted; and

(3)	you hold one or more options to purchase Plug Power common stock granted under the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended (the “1999 Option Plan”) or the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended (collectively, the “Option Plans”), which have an exercise price greater than $8.53 per share of our common stock.

You are not eligible to participate in the Offer if:

(1)	you are paid through payroll outside the U.S.;

(2)	you are a member of our Board of Directors;

(3)	you are a consultant or contractor; or

(4)	you are otherwise not an eligible option holder as described above.

Options granted to anyone other than an eligible option holder or under another plan may not be tendered in the Offer and are not affected by the Offer. We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction.

You may not tender any options if you are not currently an employee of Plug Power. In order to receive shares of restricted stock in the Offer, you must remain an employee of Plug Power from the date when you tender your options through the date when we grant the shares of restricted stock. If you tender your options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered options before such expiration by following the procedures described in Section 5 of this Offer to Exchange. If your employment with us terminates and you do not withdraw your tendered options on a timely basis, or if you withdraw your tendered options but do not exercise your options prior to their expiration date, then you will forfeit those options.

If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, we will provide you documents relating to the Offer, including, among other things, an Election Form.

2.    Number of Shares of Restricted Stock; Expiration Date.

Upon the terms and subject to the conditions of the Offer, we will exchange all outstanding stock options to purchase shares of our common stock granted to eligible option holders under the Option Plans, which have an exercise price greater than $8.53 per share of our common stock, for shares of our restricted stock.

To participate in the Offer, an eligible option holder’s options must be properly tendered and not be validly withdrawn, as described in Section 5 of this Offer to Exchange, so that we receive the election on or before the Expiration Date (defined below). You are not required to tender any of your eligible options. You are also not required to tender all of your eligible options to participate in the Offer. If you choose to tender any of your eligible options, however, you must tender all of the shares of common stock subject to any single option grant. For example, if you hold an option to purchase 1,000 shares of our common stock and another option to purchase

500 shares of our common stock, then you may tender neither, one or both of these options, but you may not tender an option for less than the full number of shares of common stock remaining under the original option grant. In other words, in this example, you could not tender only 750 shares of your 1,000-share option.

If your options are properly tendered and accepted for exchange, then unless we terminate the Offer pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer, following the date when we accept and cancel the tendered options, a number of new shares of restricted stock equal to one-third of the number of shares of our common stock underlying the validly tendered options (rounded down to the nearest whole share); provided that each eligible option holder who exchanges all of his or her eligible options will receive a minimum of 500 shares of restricted stock. For example, if an eligible option holder holds a total of one option to purchase 100 shares of our common stock and another option to purchase 200 shares of our common stock, and such option holder tenders all of his or her options, the option holder will receive 500 shares of our restricted stock. If the total number of shares of common stock underlying the options you exchange is not divisible by three, the number of shares of restricted stock received in the exchange will be rounded down to the nearest whole share.

You will not be required to pay cash for the shares of restricted stock you receive in the Offer. However, as further discussed in Section 14 below, unless you make an election under Section 83(b) of the Internal Revenue Code, there are tax consequences upon the vesting of shares of restricted stock that will require us to satisfy tax withholding liabilities, and may require you to pay us cash upon vesting to satisfy the tax obligation. If you make an election under Section 83(b) of the Internal Revenue Code, you will incur a tax withholding obligation upon issuance of the restricted stock, for which you will be required to pay us, upon making such an election, an amount in cash sufficient to satisfy the tax obligation.

The term “Expiration Date” means 5:00 p.m., Eastern Time, on June 20, 2003, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all. If we do not extend the Offer, any tendered options received by us at any time after the Expiration Date will not be accepted.

3.    Purpose of the Offer.

We have granted options under the Option Plans to further the growth and development of Plug Power by providing, through ownership of our common stock, an incentive to employees to increase their interest in our welfare, to encourage them to continue their services to us and our subsidiaries and to attract individuals of outstanding ability to enter the employment or service of us or our subsidiaries.

However, because of a decrease in the fair market value of shares of our common stock since the date of issuance of a large majority of the options granted to employees, certain employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock and, therefore, do not provide the intended performance incentives. We are making the Offer in order to provide these option holders who are currently providing services to us with the benefit of owning shares of restricted stock that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

Subject to the foregoing, and except as set forth below or as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of any of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related Election Form and to consult your own legal, investment and/or tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.    Procedures for Tendering Options.

Proper Tender of Options.    To validly tender your options under the Offer, you must, in accordance with the terms of the Election Form, properly complete, duly execute and deliver the Election Form, or a facsimile thereof, along with any other required documents in accordance with the instructions in the Election Form, so that we receive it on or before 5:00 p.m., Eastern Time, on June 20, 2003.

Your election will be effective only if RECEIVED by Plug Power by that deadline. To ensure timely delivery we recommend that you send your completed Election Form well in advance of the Expiration Date. Alternatively, you may send your Election Form by fax to the facsimile number set forth in the Election Form. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail acknowledging our receipt of your Election Form; however, we have no obligation to provide such notification. It is your responsibility to ensure that we have received your Election Form. You do not need to return your stock option agreements for your eligible options to effectively elect to exchange such options. Your stock option agreements relating to the eligible options you have elected to exchange will be automatically terminated and rendered null and void upon our acceptance of your properly tendered options to which they relate. If you do not sign and deliver the Election Form so that we receive it before the Offer expires, it will have the same effect as if you rejected the Offer. Nonetheless, we are requesting that the eligible option holders who do not desire to tender their options in the Offer so indicate on the Election Form and return it in accordance with its instructions.

The method of delivery of all documents, including the Election Form, is at your election and risk. If you deliver by mail, we recommend that you use certified or registered mail with return receipt requested and properly insure the documents. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to form of documents, all issues with respect to the number of shares subject to eligible options, and the validity (including eligibility and time of receipt), form and acceptance of any tender of options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular eligible option holder. In the event that we waive a condition for any particular eligible option holder, we will waive such condition for all eligible option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible option holder or waived by us. We plan to send you an e-mail acknowledging our receipt of your Election Form; however, neither we nor any other person is or will be obligated to give notice of receipt of any Election Form or of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.    Your tender of options pursuant to the procedures described herein constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you, upon the terms and subject to the conditions of the Offer, on the date of our acceptance.

Further, by tendering your options and returning to us your completed and executed Election Form, you are:

•	accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock agreement included as Annex A to this Offer to Exchange; and

•	acknowledging that your outstanding option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void and irrevocably releasing all of your rights thereunder.

Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that promptly following the Expiration Date we will accept all properly tendered options that have not been validly withdrawn.

5.    Withdrawal Rights.

You may only withdraw your tendered options in accordance with the provisions of this Section 5.

You may withdraw your tendered options at any time (i) before the Expiration Date, (ii) if the Offer is extended by us beyond the Expiration Date, before the extended expiration of the Offer or (iii) if we have not accepted or rejected your tendered options for exchange by Friday, July 18, 2003, at any time after such date, until they are accepted and cancelled.

To validly withdraw tendered options, an option holder must deliver to us a written Notice of Withdrawal of Tender (the “Notice of Withdrawal”), or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The Notice of Withdrawal must be delivered by either mail, fax or hand delivery at the address or facsimile number listed in the Notice of Withdrawal. The Notice of Withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of shares subject to the tendered options to be withdrawn and the exercise price and grant date of such options. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to any option grant. Except as described in the following sentence, the Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the original election form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange.

We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of any Notice of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

6.    Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock.

Upon the terms and subject to the conditions of the Offer and promptly following the Expiration Date, if we decide to accept all properly tendered options as described in Section 4, we will exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by email or press release. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that promptly following the Expiration Date we will accept all properly tendered options that are not validly withdrawn.

The shares of restricted stock will be granted to you as of the date of our acceptance. As promptly as practicable after the grant date we will send you a restricted stock agreement in the form attached hereto as Annex A.

7.    Conditions of the Offer.

Upon expiration of the Offer, we will promptly decide to either accept all of the properly tendered eligible options or to reject them all. If we accept all of the properly tendered options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any restricted stock.

Notwithstanding any other provision of the Offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain securities laws limitations, if at any time on or after the commencement date of the Offer and before the Expiration Date (i) any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred, and (ii) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

(a)	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of restricted stock in exchange for tendered options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Plug Power or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)

there shall have been any action or proceeding (pending or threatened) or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or our subsidiaries, by any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or the issuance of restricted stock for some or all of the tendered options, illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue shares of restricted stock for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the Offer to us; or

(4)	materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries;

(c)	there has occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the market price of shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Plug Power or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(6)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(7)	a decline of the Dow Jones Industrial Average Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Index by an amount in excess of 10% measured during any time period after the close of business on May 22, 2003; or

(8)	any change in generally accepted accounting principles;

(d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 22, 2003.

(2)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

(e)	any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be materially adverse to us or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the Offer to us.

The conditions to the Offer are for our benefit. We may assert them in our sole discretion, regardless of the circumstances giving rise to them prior to our acceptance of validly tendered and not withdrawn eligible options. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all interested persons, including you.

8.    Price Range of Common Stock Underlying the Options.

Our common stock is traded on the Nasdaq National Market under the symbol “PLUG.” The following table shows, for the periods indicated, the high and low per share sales prices for our common stock, as reported by the Nasdaq National Market.

	High	Low
2001
First Quarter	$33.00	$12.50
Second Quarter	38.00	12.88
Third Quarter	22.27	6.01
Fourth Quarter	10.70	7.19
2002
First Quarter	$13.10	$8.26
Second Quarter	12.58	6.61
Third Quarter	8.00	4.05
Fourth Quarter	6.82	3.39
2003
First Quarter	$6.34	$4.04
Second Quarter (through May 20, 2003)	6.18	4.83

As of May 20, 2003, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $5.12 per share. As of May 20, 2003, there were 60,075,536 total shares of our common stock outstanding.

We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

9.    Source and Amount of Consideration; Terms of Restricted Stock.

Consideration

For each eligible option validly tendered and accepted for exchange, you will receive a number of shares of restricted stock of Plug Power equal to one-third of the number of shares of Plug Power common stock underlying the tendered option, subject to adjustments for any stock splits, stock dividends and similar events that occur before the issuance date of the restricted stock, rounded down to the nearest whole share of restricted stock; provided that each option holder who exchanges all of his or her eligible options shall receive a minimum of 500 shares of restricted stock.

As of May 20, 2003, there were issued and outstanding options to purchase 2,023,978 shares of Plug Power common stock that are eligible to participate in this Offer to Exchange, held by approximately 290 employees, of which options covering 1,420,713 shares were exercisable. If we receive and accept tenders of all outstanding eligible options, then we will issue a total of approximately 676,623 shares of restricted stock, which would equal approximately 1.1% of the total shares of our common stock outstanding as of May 20, 2003.

Terms of Restricted Stock

The restricted stock will be issued pursuant to the 1999 Option Plan and will be subject to all of the terms and conditions of the 1999 Option Plan. The following description of the terms of the restricted stock and the 1999 Option Plan is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1999 Option Plan and the form of restricted stock agreement. In addition, a prospectus describing, among other things, the terms and conditions of the restricted stock has been prepared by us and previously delivered to you. The 1999 Option Plan and the form of restricted stock agreement have been filed with the SEC as exhibits to our Tender Offer Statement on Schedule TO and the form of restricted stock agreement is attached as Annex A to this Offer to Exchange. You may obtain a copy of the 1999 Option Plan by contacting our General Counsel at the address given in Section 17.

General.    Awards of restricted stock under the 1999 Option Plan may be made to employees and consultants of Plug Power and its subsidiaries. At present, 8,363,520 shares of common stock are reserved for issuance under the Option Plans. Under the terms of the Option Plans, the shares of common stock underlying an option cancelled as part of this Offer are available for subsequent grants under the 1999 Option Plan.

The restricted stock issued under the 1999 Option Plan will be evidenced by a restricted stock agreement, in the form attached to this Offer to Exchange as Annex A. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the restricted stock to be issued to each such eligible option holder. As described below, the shares of restricted stock will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation, gift or other encumbrance or disposition.

Vesting.    Assuming you have remained our employee, the shares of restricted stock of Plug Power to be issued in the exchange will vest as follows: (1) one-third of the shares of restricted stock will vest 21 months after the grant date; (2) one-third of the shares of restricted stock will vest 24 months after the grant date and (3) one-third of the shares of restricted stock will vest 27 months after the grant date. The vesting schedule with respect to a particular restricted stock award will be set forth in the individual restricted stock agreement relating to that award.

This vesting period provides additional incentive to employees to align their interests with those of Plug Power’s stockholders. In addition, depending upon the date of issuance of the options to be exchanged, the vesting period of the shares of restricted stock obtained as a result of the exchange may be more or less than the remaining vesting period of such exchanged options.

Forfeiture.    In the event you leave Plug Power for any or no reason, including voluntary resignation or termination of your employment by us with or without cause, other than by reason of your death or disability (as defined in the applicable restricted stock agreement), you generally will forfeit to us all unvested shares of restricted stock. For example, assume you receive 15,000 shares of restricted stock in this Offer and 22 months later, you terminate your employment (other than by reason of your death or disability) when, 5,000 shares of restricted stock have vested. The remaining 10,000 shares of unvested restricted stock are forfeited to us. You will no longer have any rights whatsoever to those shares of restricted stock that are forfeited to us. If your employment with us is terminated by reason of your death or disability (as defined in the applicable restricted stock agreement), all of your shares of restricted stock that you receive in the exchange will become immediately vested.

Change of Control.    In the event of a “change of control” as defined in the 1999 Option Plan and the applicable restricted stock agreement, which includes, among other things and subject to certain conditions, (i) certain persons becoming the beneficial owner of securities of Plug Power representing 25% or more of the combined voting power of our securities having the right to vote in an election of directors, (ii) incumbent directors ceasing to constitute a majority of the Board of Directors under certain circumstances and (iii) stockholder approval of certain extraordinary transactions, including a dissolution or liquidation of Plug Power, a sale of all or substantially all of the assets of Plug Power or a merger, reorganization or consolidation of Plug Power, then the shares of restricted stock will become fully vested and nonforfeitable.

Termination of Employment.    If, for any reason, you do not remain an employee of Plug Power through the date when we grant the new shares of restricted stock, then you will not receive any new shares of restricted stock or any other consideration in exchange for your tendered options. If your employment with us terminates prior to the expiration of the Offer, you may withdraw your tendered options before such expiration by following the procedures described in Section 5 of this Offer to Exchange. If your employment with us terminates and you do not withdraw your tendered options on a timely basis, or if you withdraw your tender but do not exercise your options prior to their expiration date, then you will forfeit those options.

Stock Certificates.    Until your restricted stock vests, it will be maintained as restricted stock in a book entry account in your name in the custody of our transfer agent. You will not receive a stock certificate for your shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock agreement. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to your payment of applicable withholding taxes as described in Section 14.

You will have voting rights and dividend rights (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the Offer as of the grant date. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if your unvested shares of restricted stock are forfeited to us, you will lose all stockholder rights with respect to those shares, and you will not be sent notices of meeting, proxy statements, proxies and other materials distributed to our stockholders unless you otherwise continue to hold shares of our common stock. In addition, we reserve the right to alter the stock deposit mechanics from time to time.

Registration of Shares of Restricted Stock.    All shares of restricted stock issuable in connection with this Offer have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. A prospectus relating to the 1999 Option Plan has been prepared by us and previously distributed to you. Certain of our officers may be deemed to be “affiliates” under the Securities Act and, as such, are subject to restrictions on the public resale of the shares they acquire in this Offer. Unless you are considered an “affiliate” of Plug Power, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

10.    Information Concerning Plug Power Inc.

Our principal executive offices are located at 968 Albany-Shaker Road, Latham, New York 12110, and our telephone number is (518) 782-7700.

We design, develop and manufacture on-site electric power generation systems utilizing proton exchange membrane (PEM) fuel cells for stationary applications. We were formed in 1997, as a joint venture between

Edison Development Corporation, a DTE Energy Company, and Mechanical Technology Incorporated. In addition, we have established strategic relationships with suppliers of key components as well as certain other development arrangements.

Financial Information.    Before deciding whether to exchange your options pursuant to the Offer, we encourage you to review the financial information in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, incorporated herein by reference. Please see Section 17 of this document for information about how to obtain copies of our SEC filings.

Summary Historical Consolidated Financial Information.    Set forth below is selected summary historical consolidated financial information as of and for the fiscal years ended December 31, 2002 and 2001 and as of and for the three months ended March 31, 2003 and 2002. This historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and March 31, 2002 that we filed with the SEC. The information presented below should be read in conjunction with our Financial Information described above.

	Years Ended December 31,		Three Months Ended March 31,
	2002	2001	2003	2002
	(in thousands, except per share data)
Statement Of Operations:
Product and service revenue	$9,427	$2,574	$2,033	$2,572
Research and development contract revenue	2,391	3,168	919	332

Total revenue	11,818	5,742	2,952	2,904

Cost of revenues	11,341	11,291	1,766	1,691
In-process research and development	—	—	3,000	—
Research and development expense	40,289	60,600	10,131	10,927
General and administrative expense	6,956	7,492	1,522	1,760
Other (income) expense, net	450	(529)	300	122

Net loss	$(47,218)	$(73,112)	$(13,767)	$(11,596)

Loss per share, basic and diluted	$(0.93)	$(1.56)	$(0.27)	$(0.23)

Weighted average number of common shares outstanding	50,645	46,840	51,665	50,345

Balance Sheet Data:
(at end of the period)
Cash, cash equivalents and marketable securities	$55,848	$92,682	$76,851	$84,668
Total assets	108,683	151,374	143,029	139,329
Current portion of long-term obligations	530	530	345	321
Long-term obligations	5,726	6,172	4,756	5,004
Stockholders’ equity	92,697	135,003	125,203	124,209
Working capital	56,876	90,366	75,980	81,490

11.    Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers and the number of shares of common stock underlying eligible options held by each as of May 20, 2003 is set forth in the following table:

Name (1)	Position and Offices Held	Number of Shares of Common Stock Underlying Eligible Options
Anthony F. Earley, Jr. (2)	Director	—
Larry G. Garberding (2)(3)	Director	—
J. Douglas Grant (2)	Director	—
Douglas T. Hickey (2)	Director	—
George C. McNamee (2)(4)	Chairman of the Board of Directors	—
John G. Rice (2)	Director	—
John M. Shalikashvili (2)	Director	—
Gary K. Willis (2)	Director	—
Dr. Roger B. Saillant (2)	Director, President and Chief Executive Officer	—
David A. Neumann	Vice President and Chief Financial Officer	42,000
Gregory A. Silvestri	Chief Operating Officer	80,000
Mark A. Sperry	Vice President and Chief Marketing Officer	240,000
Dr. John F. Elter	Vice President of Research and System Architecture	100,000

(1)	The business address and telephone number of each director and executive officer is c/o Plug Power Inc., 968 Albany-Shaker Road, Latham, NY 12110; (518) 782-7700.
(2)	Directors are not eligible to participate in the Offer.
(3)	Mr. Garberding is currently serving as Chairman of the Audit Committee of the Board of Directors.
(4)	Mr. McNamee is currently serving as Chairman of the Compensation Committee of the Board of Directors.

As of May 20, 2003, our executive officers and directors as a group beneficially owned options outstanding under the Option Plans to purchase a total of 2,495,363 shares of our common stock, which represented approximately 46.2% of the shares subject to all options outstanding under the Option Plans as of that date. As of May 20, 2003, our executive officers as a group beneficially owned eligible options to purchase a total of 462,000 shares of our common stock, which, if all such options are tendered in the Offer and accepted and the other terms and conditions of the Offer are satisfied, would be exchanged for 154,000 shares of restricted stock in the Offer.

You are urged to read our definitive proxy statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on April 11, 2003, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 28, 2003. Please see Section 17 of this document for information about how to obtain copies of our SEC filings.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, there have been no transactions in options to purchase our common stock or in our common stock which were effectuated during the past 60 days by us or, to our knowledge, by any of our, or our subsidiaries’, executive officers or directors, by any person controlling Plug Power or by any associate or majority-owned subsidiary of Plug Power except as follows:

•	Gary K. Willis received 15,000 shares of our common stock upon his appointment to the Board of Directors on March 25, 2003; and

•

Non-employee directors who served on the Board of Directors since the 2002 Annual Meeting of Stockholders received (i) non-qualified stock options to purchase 10,000 shares of our common stock (the Chairman of the Board of Directors received non-qualified stock options to purchase 20,000 shares), plus (ii) non-qualified stock options to purchase 5,000 shares of our common stock for a non-employee director serving as chairman of the Audit Committee and non-qualified stock options to purchase 2,000 shares of our common stock for a non-employee director serving as chairman of any other committee, on May 22, 2003 following the 2003 Annual Meeting of Stockholders.

The terms and conditions of the options held by our executive officers and directors are set forth in the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended, and the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended. The following description of the material terms of these plans is intended to be a summary only. This summary is qualified in its entirety by the full text of the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended, and the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended, which are incorporated by reference as Exhibits (d)(1), (d)(2), (d)(3) and (d)(4) to the Tender Offer Statement on Schedule TO. A prospectus describing, among other things, the terms and conditions of the options has been prepared by us and previously delivered to you. You may obtain a copy of the Option Plans by contacting Ana-Maria Galeano, our General Counsel, at the address given in Section 17.

Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan

Effective July 1, 1997, we established an option plan to provide employees, consultants, and members of our board of directors the ability to acquire an ownership interest in Plug Power. Options for employees generally vest 20% per year and expire 10 years after issuance. Options granted to members of the board vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on the expiration of the consultant’s initial contract term, with an additional one-third vesting on each anniversary thereafter. At May 20, 2003, there were a total of 1,309,598 options outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan.

Plug Power Inc. 1999 Stock Option and Incentive Plan

General.    Our Board of Directors and stockholders have adopted the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended (the “1999 Option Plan”), which allows for the issuance of up to 8,363,520 shares of common stock and other awards. The number of shares of common stock available for issuance under the 1999 Option Plan is increased by the amount of any forfeitures under the 1999 Option Plan and under the Plug Power, L.L.C. Second Amendment and Restatement of the Membership Option Plan, as amended, including options tendered in the Offer. The number of shares of common stock under the 1999 Option Plan is also further increased January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. As of May 20, 2003 there were 4,097,118 options outstanding under the 1999 Option Plan. The 1999 Option Plan permits us, among other things, to:

•	grant incentive stock options;

•	grant non-qualified stock options;

•	grant stock appreciation rights;

•	issue or sell common stock with vesting or other restrictions, or without restrictions;

•	grant rights to receive common stock in the future with or without vesting;

•	grant common stock upon the attainment of specified performance goals; and

•	grant dividend rights in respect of common stock.

These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of Plug Power. The number of individuals potentially eligible to participate in the 1999 Option Plan is approximately 345.

Plan Administration.    The 1999 Option Plan is administered by the compensation committee of our Board of Directors. Subject to the provisions of the 1999 Option Plan, the compensation committee may select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 1999 Option Plan.

Option Exercises.    The exercise price of options granted under the 1999 Option Plan is determined by the compensation committee of the Board of Directors. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power. Non-qualified stock options may be granted at prices, which are no less than 85% of the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, generally terminate 10 years from the date of grant, may be exercised for specified periods after the termination of the optionee’s employment or other service relationship with Plug Power, and are generally non-transferable. Upon the exercise of options, the option exercise price must be paid in full by one or more of the following methods, subject to the individual option award:

•	in cash or by certified bank check or other instrument acceptable to the committee;

•	in the sole discretion of the committee, by delivery of shares of common stock that have been purchased on the open market or owned by the optionee for at least 6 months and are free of restrictions under any Plug Power plan;

•	by promissory note if the loan of these funds to the optionee has been authorized by the board of directors and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note; or

•	by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

Amendments and Termination.    Our board of directors may, at any time, amend or discontinue the 1999 Option Plan and amend or cancel any outstanding stock option awards to satisfy changes in the law or for any other lawful purpose, provided, that no such action shall adversely affect rights under any outstanding award without the holder’s consent. If determined by the committee to be required in order to ensure that compensation earned under awards from the 1999 Option Plan qualify as performance-based compensation under the Internal Revenue Code, amendments to the 1999 Option Plan shall be subject to the approval of our stockholders entitled to vote at a meeting of stockholders.

Change of Control Provisions.    Upon certain events, including a merger, reorganization or consolidation, the sale of all or substantially all of our assets or all of our outstanding capital stock or a liquidation or other similar transaction, all outstanding awards issued under the 1999 Option Plan will become fully vested and exercisable upon the closing of the transaction, except as otherwise specified with respect to a particular award. The 1999 Option Plan and all awards issued under the 1999 Option Plan will terminate upon any of the transactions described above, unless provisions are made in connection with the transaction for the assumption of awards previously granted or the substitution of new awards. All participants under the 1999 Option Plan will be permitted, for a period of time to be determined by the committee, to exercise before any termination all awards held by them which are then exercisable or will become exercisable upon the closing of the change of control transaction.

Employment Agreements

Plug Power and Dr. Roger B. Saillant, our President and Chief Executive Officer, are parties to an employment agreement which renews automatically for successive one-year terms unless Dr. Saillant or Plug Power gives notice to the contrary. Dr. Saillant receives an annual base salary of $300,000 and is eligible to: (1) receive an annual incentive bonus with a target amount equal to 100 percent of his annual base salary; (2)

participate in all savings and retirement plans; and (3) participate in all benefit and executive perquisites. Dr. Saillant’s employment may be terminated by Plug Power for “cause,” as defined in the agreement, or by Dr. Saillant for “good reason,” as defined in the agreement, or without “good reason” upon sixty days’ prior notice to Plug Power. If Dr. Saillant’s employment is terminated by Plug Power for any reason other than cause, death or disability, or in the event that Dr. Saillant terminates his employment with Plug Power and is able to establish “good reason,” Plug Power is obligated to pay Dr. Saillant the sum of the following amounts: (1) his expected bonus through the date of termination; plus (2) either, two years’ annual base salary and two years’ expected bonus if the date of termination occurs within one year after a change in control of Plug Power, or one year’s annual salary and expected bonus if the termination occurs either in the absence of a change in control or more than one year after a change in control. In the event of a termination for “good reason,” Dr. Saillant is entitled to be fully vested in any outstanding restricted stock, stock options and other stock awards previously granted. Furthermore, Plug Power is required to continue paying health insurance and other benefits to Dr. Saillant and his eligible family members for the applicable period.

Plug Power and Mr. Gregory A. Silvestri, our Chief Operating Officer, are parties to an agreement pursuant to which he will receive 100% of his base salary, continuation of employee benefits and vesting of stock options for twelve months if his employment is terminated for any reason. Mr. Silvestri’s agreement survives both or either (1) a merger, reorganization or consolidation, or (2) a sale of all or substantially all of the assets or stock of our company.

Plug Power and Mr. Mark A. Sperry, our Vice President and Chief Marketing Officer, are parties to an agreement which provides that if within a year after a change in control Plug Power terminates Mr. Sperry or assigns him duties materially inconsistent with his position (a “Terminating Event”), he may be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Terminating Event and (ii) his average annual bonus over the three fiscal years prior to the change in control, (2) vest in his options for twelve months, and (3) receive benefits, including health, dental and life insurance for twelve months.

Plug Power and Dr. John F. Elter, our Vice President of Research and System Architecture, are parties to an agreement which provides that if within a year after a change in control Plug Power terminates Mr. Elter or assigns him duties materially inconsistent with his position (a “Terminating Event”), he may be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Terminating Event and (ii) his average annual bonus over the three fiscal years prior to the change in control, (2) vest in his options for twelve months, and (3) receive benefits, including health, dental and life insurance for twelve months.

12.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options we acquire through the Offer will be cancelled and the shares subject to those options granted under the Option Plans will be returned to the applicable pool of shares available for grants under the 1999 Option Plan. To the extent these shares are not issued as restricted stock in connection with the Offer under the 1999 Option Plan, the shares will be available for future awards to employees and other eligible plan participants under the Option Plans without further stockholder action, except as required by applicable law or the rules of the NASDAQ National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Neither the shares of restricted stock issued in exchange nor the options exchanged will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests, based upon the restricted stock’s value on the date of grant. As a result of this Offer, all options that are eligible to be tendered but that are not tendered or accepted may be treated for financial reporting purposes as a variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of Plug Power’s common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of Plug Power’s common stock in Plug Power’s statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this Offer and accepted will retain their original terms, which is generally ten (10) years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee’s termination of employment.

13.    Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our exchange of options and the issuance of restricted stock as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition, ownership or cancellation of the options tendered or the issuance of restricted stock as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. This could require us to delay the acceptance of, and exchange for, eligible options returned to us. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue restricted stock for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

14.    Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax and withholding tax consequences for U.S. citizens and residents only of the exchange of eligible options for restricted stock pursuant to this Offer. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders. In addition, this summary does not address U.S. federal alternative minimum tax consequences or any consequences under state, local or foreign tax law. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated and proposed thereunder and administrative and judicial interpretations thereof, as of the date hereof. All of the foregoing are subject to differing interpretations and to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action that could affect the tax consequences described herein. We have not sought a ruling from the Internal Revenue Service (“IRS”) with regard to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

You are urged to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer and filing an election under Section 83(b) of the Internal Revenue Code, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

General.    There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you choose to make an election under Section 83(b) of the Internal Revenue Code (see below). If you do not make a Section 83(b) election, upon each vesting date for the shares of restricted stock, you will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock then vesting, determined on such vesting date. All payroll taxes that must be withheld with respect to that income will be due to Plug Power immediately and will be funded as described below. Dividends received on restricted stock prior to its vesting will be treated as ordinary income.

Section 83(b) Election.    If you choose to make an election under Section 83(b) of the Internal Revenue Code, (i) the election must be filed with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the exchange date; (ii) a copy of the election must be attached to your federal income tax return for the year including the exchange date; and (iii) a copy of the election must be provided to our General Counsel by facsimile, mail or courier delivery. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value on the exchange date of all of the shares of restricted stock, covered by your election, and you will be required to pay all applicable withholding taxes at that time by submitting the appropriate amount to us in cash. After the election, any appreciation in value between the transfer of restricted shares to you in exchange for options on the exchange date and the lapse of the restrictions on your restricted shares is no longer taxed as ordinary income (compensation). Instead, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares at a gain, the gain will be taxed as capital gain. If the shares have been held for more than one year, measured from the exchange date if you have made and filed a Section 83(b) election, the capital gain will be subject to long-term capital gain tax rates. However, if, after you make a Section 83(b) election, any of your shares of restricted stock are forfeited (for example, you leave Plug Power before the shares are fully vested), you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes you already paid with respect to those shares.

Withholding Taxes.    At the time you recognize ordinary income, upon vesting of your restricted stock award, we will have a withholding tax obligation, similar to the obligation that arises when we pay your salary or a bonus. In order to satisfy this withholding tax obligation, unless we approve other arrangements, you must either (i) deliver to us a check or money order in the amount of the required withholding amount on each vesting date or (ii) authorize us to sell that number of your shares of restricted stock sufficient to satisfy the required withholding amount on each vesting date. The ordinary income recognized and withholding taxes paid will be included on your year-end W-2. If you make an election at the time your restricted stock is granted under Section 83(b) of the Internal Revenue Code, you must pay to us a check or money order in the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment. In the event of any shortfall, we may withhold the remaining required taxes from payments of any other compensation that you are owed by Plug Power, including your salary or bonus. The ordinary income recognized and withholding taxes paid will be included on your year-end W-2.

The required rate of payroll tax withholding for 2003 would include: (i) a U.S. federal income tax rate of 27%; (ii) a FICA tax rate, which is dependent on the level of salary paid through the date the shares become taxable, with a minimum rate of 1.45% and a maximum of 7.65%; and (iii) the required state income tax rate for your applicable state of employment (for example, the rate for New York State is 7.35%). Your actual tax liability may be more or less than the amount withheld depending on your personal circumstances.

Subsequent Sale of Restricted Stock.    Upon a sale or other taxable disposition of the restricted stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less your basis in the shares, which will generally equal their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such basis. Restricted stock that is forfeited would not be considered “sold” and would not result in a deductible loss, regardless of whether or not a Section 83(b) election was made.

The capital gain or capital loss will be long-term if your holding period for the shares is more than one (1) year. The capital gain holding period for unvested restricted stock will start either (i) at the time the restricted stock vests, if you do not file a Section 83(b) election within 30 days after the date of exchange, or (ii) at the time of exchange, if you file a Section 83(b) election within 30 days after the date of issuance.

15.    Termination; Extension of Offer; Amendment.

Prior to the Expiration Date, we may terminate the Offer if any of the conditions described in Section 7 occurs. In such event, any tendered eligible options will be promptly returned and continue to be held by the tendering option holder as if no tender had occurred.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options or to postpone our decision of whether or not to accept and cancel any eligible options. Notice of the extension or postponement may be by email or press release. If we extend the length of time during which the Offer is open, the amendment to the Offer must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, subject to compliance with applicable law, to amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to eligible option holders or by changing the number or type of options eligible to be exchanged in the Offer (as further described below). In the event that we increase the consideration offered after the Offer has commenced, we will pay such increased consideration to all eligible options holders whose options are accepted for exchange as required by Rule 13e-4(f)(4) under the Exchange Act.

Any amendment of the Offer will be disseminated to eligible option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Offer, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer as previously disclosed, or if we waive a material condition of the Offer, we will extend the Offer and promptly disseminate disclosure of such change in a manner reasonably calculated to inform option holders of the change, to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in the amount of consideration or a change in the percentage of securities sought, the amount of time by which we will extend the Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	increase or decrease what we will give you in exchange for your options;

•	decrease the number of options eligible to be tendered in the Offer; or

•	increase the number of options eligible to be tendered in the Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

16.    Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

17.    Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, the following materials that we have filed with the SEC and our future filings with the SEC, before making a decision on whether or not to tender your options.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(a)	our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003 (File No. 000-27527);

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003 (File No. 000-27527);

(c)	our Current Reports on Form 8-K, filed with the SEC on January 9, 2003, January 29, 2003, February 25, 2003, March 24, 2003, March 27, 2003 and May 1, 2003 (File No. 000-27527);

(d)	our Registration Statements on Form S-8 filed with the SEC on November 4, 1999 (File Nos. 333-90275 and 333-90277) and November 2, 2001 (File No. 333-72734);

(e)	our definitive proxy statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on April 11, 2003 (File No. 000-27527); and

(f)	the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on October 1, 1999 (File No. 000-27527).

These filings and our other SEC filings may be examined, and copies may be obtained, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Plug Power Inc.

Attn: Ana-Maria Galeano, General Counsel

968 Albany-Shaker Road

Latham, NY 12110

or by telephoning our General Counsel at (518) 782-7700 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 17, including documents subsequently filed by us with the SEC under the Exchange Act, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer to Exchange about Plug Power should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

18.    Forward Looking Statement; Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects, opportunities, business strategy, financing plans and expected capital requirements, and future trends relating to our services or the markets in which we operate and similar matters. We have tried to identify these forward-looking statements by using words including “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “may,” “will,” “expects,” “would,” “could” and “should” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	the risk that Plug Power will not integrate and restructure the recently acquired H Power Corp. business successfully;

•	the risk that Plug Power will incur unanticipated costs to integrate and restructure the recently acquired H Power Corp. business;

•	fluctuations in the trading price and volume of Plug Power’s common stock;

•	Plug Power’s ability to develop a commercially viable fuel cell system;

•	the cost and timing of developing Plug Power’s fuel cell systems;

•	market acceptance of Plug Power’s fuel cell systems;

•	Plug Power’s reliance on its relationship with certain affiliates of General Electric;

•	Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to its distribution partners;

•	Plug Power’s ability to manufacture fuel cell systems on a commercial basis;

•	competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies;

•	the cost and availability of components and parts for Plug Power’s fuel cell systems;

•	Plug Power’s ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s fuel cell systems;

•	the speed and extent of consolidation of the fuel cell industry;

•	Plug Power’s ability to lower the cost of its fuel cell systems and demonstrate their reliability; and

•	the cost of complying with current and future governmental regulations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption “Factors Affecting Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference, as well as in any of our subsequent filings with the SEC. See Section 17 of this Offer to Exchange for information on how to obtain copies of our filings with the SEC. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. Unless we indicate otherwise, we have not authorized anyone to give you any information or to make any representations in connection with the Offer, other than the information and representations contained in this document or in the related Election Form. Unless we indicate otherwise, if anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

May 22, 2003

PLUG POWER INC.

OFFER TO EXCHANGE OPTIONS UNDER THE PLUG POWER INC.

1999 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED,

AND THE PLUG POWER, L.L.C. SECOND AMENDMENT AND

RESTATEMENT OF THE MEMBERSHIP OPTION PLAN, AS AMENDED

THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON JUNE 20, 2003, UNLESS PLUG POWER INC. EXTENDS THE OFFER

If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail, fax or hand deliver it in accordance with the instructions set forth in the Election Form. We must receive all of the required documents by 5:00 p.m., Eastern Time, on June 20, 2003.

Any questions or requests for assistance should be directed to Ana-Maria Galeano or David Neumann at (518) 782-7700. Any requests for additional copies of any documents referred to in this Offer to Exchange should be directed to Georgiana Gierisch at (518) 782-7700.

Annex A

Form of Restricted Stock Agreement

ANNEX A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

UNDER THE PLUG POWER INC.

1999 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

Grantee:

Address:

Number of Awarded Shares:

Grant Date:                                         , 2003

Vesting of the Awarded Shares:	Date	Vested Portion	Cumulative Number of Vested Shares

1/3
[21 months after Grant Date]

1/3
[24 months after Grant Date]

1/3
[27 months after Grant Date]

Plug Power Inc., a Delaware corporation (the “Company”), hereby grants to the individual whose name appears above (“Grantee”), pursuant to the provisions of the Plug Power Inc. 1999 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), a restricted stock award (this “Award”) of shares (the “Awarded Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), effective as of                 , 2003 (the “Grant Date”), as set forth above, but only upon and subject to the terms and conditions set forth herein and in the Plan. This Award is being granted in consideration for Grantee tendering for cancellation previously-granted options to purchase              shares of Common Stock of the Company (the “Tendered Options”) and agreeing to abide by the terms and conditions under this Award. Unless otherwise defined in this Award, capitalized terms used in this Award shall have the meanings assigned to them in the Plan.

TERMS AND CONDITIONS OF AWARD

1.    EFFECT OF THE PLAN.    The Awarded Shares granted to Grantee are subject to all of the provisions of the Plan and of this Award, together with all rules and determinations from time to time issued by the Compensation Committee and by the Board pursuant to the Plan.

2.    GRANT.    This Award shall evidence Grantee’s ownership of the Awarded Shares, and Grantee acknowledges that he or she will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Award and all tax withholding obligations applicable to the Vested Awarded Shares (defined below) have been satisfied. The Awarded Shares will be maintained as restricted stock in a book entry account in Grantee’s name in the custody of the Company’s transfer agent, until the Awarded Shares have vested in accordance with Section 3 of this Award and all tax withholding obligations applicable to the Vested Awarded Shares have been satisfied. Upon vesting of the Awarded Shares, the Company shall, unless otherwise paid by Grantee as described in Section 5.1 of this Award, take such measures as it deems advisable in order to satisfy the applicable tax withholding obligation of Grantee in accordance with Section 5.1 of this Award, and thereafter deliver to Grantee all remaining Vested Awarded Shares. The Awarded Shares are being granted in consideration for the tender and cancellation of the Tendered Options and for Grantee’s agreement to abide by the terms and conditions of this Award. No additional consideration is required to be paid by Grantee; however, Grantee agrees that the Awarded Shares shall be subject to all of the terms and conditions set forth in this Award and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 of this Award, the restrictions on transfer set forth in Section 3.4 of this Award and the satisfaction of the Required Withholding as set forth in Section 5 of this Award.

3.    AWARDED SHARES.

3.1    VESTING SCHEDULE; SERVICE REQUIREMENT.    Except as provided otherwise in Sections 3.2 and 3.3 of this Award, the Awarded Shares shall vest in three equal installments on              [21 months after Grant Date],              [24 months after Grant Date] and              [27 months after Grant Date] (each a “Vesting Date”) if Grantee’s employment with the Company is not interrupted during the period commencing with the Grant Date and ending with the applicable Vesting Date. Awarded Shares that have vested pursuant to this Award are referred to herein as “Vested Awarded Shares” and Awarded Shares that have not yet vested pursuant to this Award are referred to herein as “Unvested Awarded Shares.”

3.2    CONDITIONS OF FORFEITURE.    If Grantee’s employment with the Company is terminated for any or no reason (other than due to Grantee’s death or Disability), including, but not limited to, Grantee’s voluntary resignation or termination by the Company with or without cause, all Unvested Awarded Shares shall, without further action of any kind by the Company or Grantee, be forfeited. If Grantee’s employment is terminated due to Grantee’s death or Disability, all Unvested Awarded Shares shall automatically vest as of the date of such termination. For purposes of this Award, “Disability” has the meaning assigned to it in the Company’s long-term disability plan (as in effect as of the date of Grantee’s termination of employment and regardless of whether Grantee is otherwise eligible for benefits under such plan).

Unvested Awarded Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary or appropriate to demonstrate that Grantee ceased to own such forfeited Unvested Awarded Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. By acceptance of this Award, Grantee irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Award regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

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3.3    CHANGE OF CONTROL.    Upon a Change of Control (as defined in the Plan), all Unvested Awarded Shares will automatically and immediately become fully vested and nonforfeitable.

3.4    NON-TRANSFERABILITY.    This Award may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that the Award may be transferred by will or by the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Except as otherwise determined by the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any Unvested Awarded Shares (each, a “transfer”). Any such transfer by Grantee in violation of this Section 3.4 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.

4.    DIVIDEND AND VOTING RIGHTS.    Subject to the restrictions contained in this Award, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares, including Unvested Awarded Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares. However, the forfeiture of the Unvested Awarded Shares pursuant to Section 3.2 hereof shall not create any obligation to repay cash dividends received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.

5.    TAX MATTERS.

5.1    The Company’s obligation to deliver Awarded Shares to Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Required Withholding”). If Grantee does not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), Grantee must either (i) pay to the Company, by check or money order, the amount of the Required Withholding on or prior to each Vesting Date or (ii) authorize the Company to sell that number of Awarded Shares sufficient to satisfy the amount of the Required Withholding on or prior to each Vesting Date. If Grantee makes an election under Section 83(b) of the Code, Grantee must pay to the Company, by check or money order, the amount of the Required Withholding at the time of that election. If Grantee fails to pay the full amount of the Required Withholding as described in this Section 5.1, the Company may satisfy the Required Withholding out of any payment of any kind otherwise due to Grantee, including withholding the amount of the Required Withholding from Grantee’s salary or bonus or withholding that number of Vested Awarded Shares necessary to satisfy Grantee’s Required Withholding obligations. The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.

5.2    Grantee acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that he or she (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award.

5.3    For grantees who are subject to U.S. income taxation, Grantee understands further that Section 83 of the Code, taxes as ordinary income the fair market value of the Awarded Shares as of the Vesting Date. Grantee also understands that any grantee who is subject to U.S. income taxation may elect to be taxed at the Grant Date, rather than at each Vesting Date, by (i) filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days of the Grant Date, (ii) providing a copy of the election to the Company and (iii) attaching a copy of the election to the Grantee’s federal income tax return for the year including the Grant Date. GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30

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DAYS OF THE GRANT OF AWARDED SHARES TO GRANTEE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY AND ATTACHED TO THE GRANTEE’S FEDERAL INCOME TAX RETURN FOR THE YEAR INCLUDING THE GRANT DATE); THAT ANY TAXES PAID AS A RESULT OF MAKING A SECTION 83(b) ELECTION CANNOT BE RECOVERED IF THE AWARDED SHARES ARE FORFEITED; THAT GRANTEE IS URGED TO SEEK THE ADVICE OF A TAX CONSULTANT REGARDING THE ADVISABILITY OF MAKING A SECTION 83(b) ELECTION; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

5.4    Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Award and (ii) each party to this Award (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Award and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

6.    GOVERNING LAW; INTERPRETATION.    This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws provisions. Any interpretation by the Committee or the Board of the terms and conditions of the Plan, this Award or any guidelines the Committee or Board adopts that are not inconsistent with the Plan will be final, binding and conclusive.

7.    PROVISIONS OF THE PLAN.    This Award is subject to the provisions of the Plan, a copy of which is available from the Company.

8.    NO RIGHT TO EMPLOYMENT OR OTHER STATUS.    This Award shall not be construed as giving Grantee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee free from any liability or claim under this Award or the Plan, except as expressly provided in this Award.

9.    BINDING EFFECT; EFFECTIVE DATE.    This Award shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, subject to the restrictions on transfer set forth in Section 3 of this Award. This Agreement is effective from and as of the Grant Date.

10.    SEVERABILITY.    The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by law.

11.    AMENDMENT; WAIVER; MISCELLANEOUS.

11.1    Pursuant to Section 15 of the Plan, the Company reserves the right at any time to amend, modify or cancel any portion of this Award, except that no such amendment, modification or cancellation shall adversely affect Grantee’s rights under this Award without Grantee’s consent. Any amendment, modification or cancellation shall be in writing and signed by an authorized member of the Company. Any provision for the benefit of the Company contained in this Award may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

11.2    If there is any inconsistency between the provision of this Award and of the Plan, the provisions of the Plan shall govern.

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12.    ENTIRE AGREEMENT.    This Award and the Plan embody the entire agreement of the parties hereto with respect to the Awarded Shares and all other matters contained herein. This Award and the Plan supersede and replace any and all prior oral or written agreements with respect to the subject matter hereof. To the extent that the Tendered Options were subject to special vesting arrangements, including, but not limited to, accelerated vesting of those options under certain circumstances described in Grantee’s employment offer letter or elsewhere, such special vesting arrangements are hereby null and void.

IN WITNESS WHEREOF, this Award has been executed as of the date first above written.

PLUG POWER INC.

By:
Roger B. Saillant President and Chief Executive Officer

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